Energy Focus, Inc. Announces Successful Completion of its Rights Offering
Company Raises $3.75 Million Issuing 5.0 Million Shares; Cancels Second Offering Period

Solon, OH – November 2, 2009 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced the successful completion of its common stock rights offering to its shareholders. With approximately $3.75 million collected and 5.0 million shares sold, the company exceeded its target of $3.5 million. Energy Focus’ Board of Directors closed the offering today as of 5:00 PM Eastern Daylight Time October 30, 2009. This timing coincides with the close of the first subscription period which began October 6, 2009 and covered the exercise of rights by shareholders. A second period, scheduled to begin November 2, 2009 and to close on November 13, 2009 covering unsubscribed shares has been cancelled.

The main purpose of the offering was to raise funds for the acquisition of Stones River Companies (“SRC”) of Nashville, Tennessee, a leading lighting energy services company, as part of Energy Focus’ strategy to become a turnkey lighting energy solutions company. The acquisition of SRC is expected to close in the next 30 days.

“I am delighted by our shareholders’ broad participation in the offering,” said Joe Kaveski, Energy Focus CEO. “These funds will help take us to the next level.”

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

CleanTech IR, Inc.

310-541-6824

btanous@cleantech-ir.com